UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G*

Under the Securities Exchange Act of 1934

                       Nationstar Mortgage Holdings Inc.
(Name of Issuer)

       Common Stock, par value $0.01 per share
(Titles of Class of Securities)

                                63861C109
(CUSIP Number)

                           December 31, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒Rule 13d-1(d)

(Continued on following pages)

(Page 1 of 31 Pages)

* The remainder of this cover page shall be filled out of a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No: 63861C109	13G	Page 2 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Group LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON OO
*
The calculation is based on a total of 90,409,425 shares of Common Stock (as defined below) of the Issuer (as defined below) outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission (the “Commission”) on November 6, 2012.

**	Solely in its capacity as the holder of all issued and outstanding shares of FIG Corp.

CUSIP No: 63861C109	13G	Page 3 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG Corp.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON CO
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012

**	Solely in its capacity as the general partner of Fortress Operationg Entity I LP.

CUSIP No: 63861C109	13G	Page 4 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Operating Entity I LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**
Solely in its capacity as the holder of all the issued and outstanding interests of each of FIG LLC and Fortress Fund IV GP Holdings Ltd. and as the sole managing member of Fortress Investment Fund GP (Holdings) LLC.

CUSIP No: 63861C109	13G	Page 5 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIG LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON OO
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as investment advisor to the Fortress III Funds (as defined below) and the Fortress IV Funds (as defined below).

CUSIP No: 63861C109	13G	Page 6 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund GP (Holdings) LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON OO
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the general partner of Fortress Fund III GP LLC.

CUSIP No: 63861C109	13G	Page 7 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund IV GP Holdings Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON OO
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the general partner of Fortress Fund IV GP L.P.

CUSIP No: 63861C109	13G	Page 8 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund III GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON OO
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the general partner of the Fortress III Funds.

CUSIP No: 63861C109	13G	Page 9 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Fund IV GP L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the general partner of the Fortress IV Funds.

CUSIP No: 63861C109	13G	Page 10 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund III LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 11 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund III (Fund B) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 12 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund III (Fund C) LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 13 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund III (Fund D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 14 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund III (Fund E) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 15 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund IV (Fund A) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 16 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund IV (Fund B) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 17 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund IV (Fund C) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 18 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund IV (Fund D) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 19 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund IV (Fund E) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 20 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund IV (Fund F) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 21 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Fortress Investment Fund IV (Fund G) L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736**
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736**
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736**
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON PN
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

**	Solely in its capacity as the holder of membership interests in FIF HE Holdings LLC.

CUSIP No: 63861C109	13G	Page 22 of 31 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) FIF HE Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER - 0 -
	6.	SHARED VOTING POWER 68,104,736
	7.	SOLE DISPOSITIVE POWER - 0 -
	8.	SHARED DISPOSITIVE POWER 68,104,736
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 68,104,736
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 75.3%*
12.	TYPE OF REPORTING PERSON OO
*
The calculation is based on a total of 90,409,425 shares of Common Stock of the Issuer outstanding as of November 2, 2012, as reported in the quarterly report on Form 10-Q filed by the Issuer with the Commission on November 6, 2012.

Item 1.

(a)      Name of Issuer:

  The name of the issuer is Nationstar Mortgage Holdings Inc. (the “Issuer”).

(b)      Address of Issuer’s Principal Executive Offices:

  The Issuer’s principal executive offices are located at 350 Highland Drive, Lewisville, Texas 75067.

Item 2.

(a)      Name of Person Filing:

(i)	FIF HE Holdings LLC, a Delaware limited liability company (“FIF HE”), directly holds shares of Common Stock of the Issuer reported herein;

(ii)
FIG LLC, a Delaware limited liability company (“FIG”), is the investment manager of each of (a) Fortress Investment Fund III LP, a Delaware limited partnership, Fortress Investment Fund III (Fund B) LP, a Delaware limited partnership, Fortress Investment Fund III (Fund C) LP, a Delaware limited partnership, Fortress Investment Fund III (Fund D) L.P., an exempted limited partnership organized under the laws of the Cayman Islands, and Fortress Investment Fund III (Fund E) L.P., an exempted limited partnership organized under the laws of the Cayman Islands (collectively, the “Fortress III Funds”) and (b) Fortress Investment Fund IV (Fund A) L.P., an exempted limited partnership organized under the laws of the Cayman Islands, Fortress Investment Fund IV (Fund B) L.P., an exempted limited partnership organized under the laws of the Cayman Islands, Fortress Investment Fund IV (Fund C) L.P., an exempted limited partnership organized under the laws of the Cayman Islands, Fortress Investment Fund IV (Fund D) L.P., an exempted limited partnership organized under the laws of the Cayman Islands, Fortress Investment Fund IV (Fund E) L.P., an exempted limited partnership organized under the laws of the Cayman Islands, Fortress Investment Fund IV (Fund F) L.P., an exempted limited partnership organized under the laws of the Cayman Islands, and Fortress Investment Fund IV (Fund G) L.P., an exempted limited partnership organized under the laws of the Cayman Islands (collectively, the “Fortress IV Funds”), and the Fortress III Funds and the Fortress IV Funds, together with certain members of the Issuer’s management, are the sole owners of FIF HE;

(iii)	Fortress Fund III GP LLC, a Delaware limited liability company (“GP III”), is the general partner of each of the Fortress III Funds;

(iv)	Fortress Investment Fund GP (Holdings) LLC, a Delaware limited liability company (“Holdings III”) is the sole managing member of GP III;

(v)	Fortress Fund IV GP L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“GP IV”), is the general partner of each of the Fortress IV Funds;

(vi)	Fortress Fund IV GP Holdings Ltd., an exempted company organized under the laws of the Cayman Islands (“Holdings IV”) is the general partner of GP IV;

(vii)
Fortress Operating Entity I LP, a Delaware limited  partnership (“FOE I”), is the holder of all the issued and outstanding interests of each of FIG LLC and Holdings IV and the sole managing member of Holdings III;

Page 23 of 31 Pages

(viii)	FIG Corp., a Delaware corporation, is the general partner of FOE I; and

(ix)	Fortress Investment Group LLC, a Delaware limited liability company, is the holder of all issued and outstanding shares of FIG Corp.

The foregoing persons, except the members of the Issuer’s management, are collectively referred to as the “Reporting Persons.”  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)      Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Chief Compliance Officer.

(c)      Citizenship:

See Item 4 of each of the cover pages.

(d)      Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”).

(e)      CUSIP Number:

63861C109.

Item 3.	If this Statement is Filed Pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a(n):

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ Investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐ Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐ Parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐ Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _______________

Page 24 of 31 Pages

Item 4.	Ownership.

(a)      Amount beneficially owned:

See Item 9 of each of the cover pages.

(b)      Percent of class:

See Item 11 of each of the cover pages.

(c)      Number of shares as to which such person has:

(i)      Sole power to vote or to direct the vote:

  See Item 5 of each of the cover pages.

(ii)     Shared power to vote or to direct the vote:

 See Item 6 of each of the cover pages.

(iii)    Sole power to dispose or to direct the disposition of:

 See Item 7 of each of the cover pages.

(iv)   Shared power to dispose or to direct the disposition of:

 See Item 8 of each of the cover pages.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

Page 25 of 31 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2013

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIG CORP.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIG LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND GP (HOLDINGS) LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS FUND IV GP HOLDINGS LTD.

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS FUND III GP LLC

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS FUND IV GP L.P.

By:	FORTRESS FUND IV GP HOLDINGS LTD.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND III LP

By:	FORTRESS FUND III GP LLC
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND III (FUND B) LP

By:	FORTRESS FUND III GP LLC
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND III (FUND C) LP

By:	FORTRESS FUND III GP LLC
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND III (FUND D) L.P.

By:	FORTRESS FUND III GP LLC
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND III (FUND E) L.P.

By:	FORTRESS FUND III GP LLC
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND IV (FUND A) L.P.

By:	FORTRESS FUND IV GP L.P.
its general partner

By:	FORTRESS FUND IV GP HOLDINGS LTD.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND IV (FUND B) L.P.

By:	FORTRESS FUND IV GP L.P.
its general partner

By:	FORTRESS FUND IV GP HOLDINGS LTD.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND IV (FUND C) L.P.

By:	FORTRESS FUND IV GP L.P.
its general partner

By:	FORTRESS FUND IV GP HOLDINGS LTD.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND IV (FUND D) L.P.

By:	FORTRESS FUND IV GP L.P.
its general partner

By:	FORTRESS FUND IV GP HOLDINGS LTD.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND IV (FUND E) L.P.

By:	FORTRESS FUND IV GP L.P.
its general partner

By:	FORTRESS FUND IV GP HOLDINGS LTD.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND IV (FUND F) L.P.

By:	FORTRESS FUND IV GP L.P.
its general partner

By:	FORTRESS FUND IV GP HOLDINGS LTD.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FORTRESS INVESTMENT FUND IV (FUND G) L.P.

By:	FORTRESS FUND IV GP L.P.
its general partner

By:	FORTRESS FUND IV GP HOLDINGS LTD.
its general partner

By:	/s/ David N. Brooks
Name:	David N. Brooks
Title:	Secretary

FIF HE HOLDINGS LLC

By:	/s/ Pete Smith
Name:	Pete Smith
Title:	Manager

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.
Joint Filing Agreement, dated as of February 14, 2013, by and among Fortress Investment Group LLC, FIG Corp., Fortress Operating Entity I LP, FIG LLC, Fortress Investment Fund GP (Holdings) LLC, Fortress Fund IV GP Holdings Ltd., Fortress Fund III GP LLC, Fortress Fund IV GP L.P., Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P. and FIF HE Holdings LLC.

Page 31 of 31 Pages